Exhibit 10.1

Susan L. Mirdamadi

terms of employment/
letter of UNDERSTANDING AND SALARY CONTINUATION AGREEMENT (“AGREEMENT”)

Ruth’s Hospitality Group, Inc. (hereafter referred to as “Employer”) and Susan L. Mirdamadi, (hereinafter referred to as “Employee”) agree upon the following terms of employment of Employee by Employer.

1.Duties

.  Employee shall be employed during the term of this Agreement as set forth in Section 3 in the position of Executive Vice President and Chief Administrative Officer.  Employee will advance the best interests of Employer at all times during her employment and shall at all such times faithfully, industriously and to the best of her ability, perform all duties as may be required of her by virtue of her title and position and in accordance with the job description for her title and position as established by the Employer’s Board of Directors and/or its Designee from time to time.  Employer shall provide Employee with a written job description.  Employee shall comply with any and all written personnel policies, corporate policies and employment manuals of Employer in the conduct of her duties that are applied on a consistent basis.

2.Extent of Service

.  Employee shall devote her full time and best efforts to the performance of her duties.  Employee shall not engage in any business or perform any services in any capacity that would, in the reasonable judgment of Employer, interfere with the full and proper performance by Employee of her duties.

3.Term / Annual Renewals

.  This Agreement shall expire and terminate and be of no further effect (with the exception of terms herein which by their terms survive the termination of this Agreement) on the close of business of the first anniversary of the date this Agreement was first executed (the “Termination Date”), provided; however, that this Agreement shall automatically renew and extend for additional one (1) year terms if Employee is not otherwise in default, and remains in the employ of the Employer.  Notwithstanding the foregoing, Employer must give Employee a minimum of 60 days’ notice prior to the expiration of any given term, otherwise this Agreement shall automatically renew for a successive term.

4.Compensation

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a.Salary.  For all duties to be performed by Employee in the capacity referenced hereunder, Employee shall receive an initial annual base salary of $340,000, that cannot be reduced and which shall be paid in accordance with Employer’s normal payroll practice.  Employee’s base salary will be subject to annual review by the Compensation Committee of the Board of Directors.

b.Bonus.Employee will be entitled to a discretionary bonus of up to 75% of her base salary, subject to the budget and performance targets as defined by the Compensation Committee of the Board of Directors on an annual basis pursuant to the Employer’s Bonus Plan (“Plan”) and which may be increased or decreased according to the Plan, to be paid to Employee after the issuance of the Employer’s audited financial statements relating to that year, assuming Employee is actively employed by Employer at the end of the fiscal year.

c.Automobile Allowance.   Employee shall also receive a monthly automobile allowance of at least $700.00 per month during the term of this Agreement.

5.Benefits

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a.Vacation/Leave - Employee shall be entitled to four (4) weeks of paid vacation per calendar year, with normal sick and holiday leave as defined by Employer’s policies.

b.Benefit Plan - Employee shall be eligible to participate in the health and welfare plans provided by Employer for Executives.

c.Retirement Benefits - Employee will be eligible for all applicable retirement benefits offered by Employer, if any.

d.Reimbursement of Expenses - Employer agrees to reimburse Employee for reasonable and appropriate Employer-related expenses (as determined by Employer) paid by Employee in furtherance of her duties, including, but not limited to, travel expenses, food, lodging, entertainment expenses and automobile expenses, upon submission of proper accounting records for such expenses.

6.Disability or Incapacity

.  If, for a period of ninety (90) consecutive days during the continuing term of this Agreement, Employee is disabled or incapacitated for mental, physical or other cause to the extent that she is unable to perform her duties as herein contemplated during said ninety (90) consecutive days, Employer shall immediately thereafter have the right to terminate this Agreement upon providing ten (10) days’ written notice to Employee and shall be obligated to pay Employee compensation up to the effective date of said termination.  The right of termination in this section in no way affects or diminishes other rights of termination as stated in this Agreement, Equity or Bonus Plan.

7.Termination

.  Notwithstanding any other provision hereof, Employee’s employment shall be terminated immediately upon:  1) her death; 2) notice after disability as defined in Section 6; 3) Employee’s discharge for Cause; or 4) Employee’s resignation.

a.For purposes of this Agreement, “Cause” shall mean (i) Employee’s theft or embezzlement, or attempted theft or embezzlement, of money or property of Employer, her perpetuation or attempted perpetuation of fraud, or her participation in a fraud or attempted fraud, on Employer or her unauthorized appropriation of, or her attempt to misappropriate, any tangible or intangible assets or property of Employer, (ii) any act or acts of disloyalty, misconduct or moral turpitude by Employee injurious to the interest, property, operations, business or reputation of Employer or her commission of a crime which results in injury to Employer or (iii) her willful disregard of lawful directive given by a superior or the Board or a violation of an Employer employment policy injurious to the interest of the Employer.  Employee may not be terminated for cause under (ii) and (iii) unless provided written notice and the circumstance has not been cured within 10 business days.  Cause shall not include termination due to Death or Disability.

b.Should Employee terminate Employee’s employment for cause, as defined in Section 7.a, then, Employee is entitled to be paid no more than her salary through the date of termination, any unused vacation days, unreimbursed expenses, car allowance, earned but unpaid bonus per Plan.  All vested but not exercised option rights will be subject to repurchase by Employer according to the terms of the Equity Plan.

c.Employer reserves the right to terminate Employee’s employment without cause, as defined in Section 7.a.  However, in the event that occurs, then: 1) Employee will receive twelve (12) equal monthly payments in the aggregate equal to Employee’s prior twelve (12) months’ base salary compensation; 2) Employee shall receive twelve (12) equal monthly payments in the aggregate equal to fifty-percent (50%) of Employee’s prior year bonus compensation; 3) Employee will be eligible to receive twelve (12) months continued health, welfare and retirement Benefits (as defined hereinabove), according to the same terms and conditions Employee would have been entitled to had Employee’s employment with Employer not been terminated, to the extent permitted by the terms of the applicable plans and with health benefits continuing pursuant to the COBRA law; 4) twelve (12) monthly payments of the automobile allowance Employee would have been entitled to had Employee’s employment with Employer not been terminated, including reimbursement for fuel and routine maintenance costs for one automobile; and 5) all unreimbursed expenses; and 6) all vesting rights of Employee’s stock options and restricted stock granted during Employee’s tenure shall continue for 12 months post-termination notwithstanding any terms of the Equity Plan to the contrary.  Employer will pay this severance on a monthly basis in accordance with Employer’s regular payroll practices.  The payment of all amounts under this Section 7.c is contingent on Employee’s compliance with Sections 8 and 9, and her entering into a customary general release in favor of the Employer within 45 days following her termination.  The severance payments will commence when the release becomes effective.

d.Should Employee resign her employment for Good Reason, as defined below, Employee will receive as severance the identical compensation and benefit payments that are set forth in section 7.c (1-6).  Employer will pay this severance on a monthly basis in accordance with Employer’s regular payroll practices.  The payment of all amounts under this Section 7.d is contingent upon Employee’s compliance with Sections 8 and 9, and her entering into a customary general release in favor of the Employer within 45 days following her termination.  The severance payments will commence when the release becomes effective.

e.For purposes of this Agreement, “Good Reason” shall mean (i) the assignment by the Board to Employee of any material duties that are clearly inconsistent with Employee’s status, title and position as Executive Vice President and Chief Administrative Officer of Employer; or (ii) a failure by Employer to pay Employee any amounts required to be paid under this Agreement, which failure continues uncured for a period of fifteen (15) days after written notice thereof is given by Employee to the Board;  (iii) relocation of Employer requiring Employee to relocate; or (iv) Employer provides Employee notice 60 days before expiration of a given term of its decision not to renew this Agreement.

f.Employee understands that should Employee resign her employment without Good Reason, then Employee is entitled to no more than her salary through the date of termination (said termination date to be determined by Employer upon notice of resignation), any earned but unused vacation days and unreimbursed business expenses.

g.Notwithstanding the foregoing, and in the event of a sale of Employer or substantially all of Employer’s assets resulting in a change in control of the Employer (as such transactions are defined in the Equity Plan) at any time during the term of this Agreement, in addition to the benefits in Section 7.c (1-6), there shall be an accelerated vesting of all equity grants notwithstanding any contrary terms of the Equity Plan.  This Section 7.g of this Agreement shall be referred to as a “Change in Control” for purposes of this Agreement.

i.Any severance payments or benefits will begin only upon the date of Employee’s “separation from service” (as defined under Section 409A of the Internal Revenue Code).  Each installment of the severance payments and benefits will be treated as a separate payment for purposes of Section 409A and no such payment may be accelerated or deferred unless permitted or required by Section 409A.  Solely to the extent required to avoid additional taxes under Section 409A, and solely to the extent that Employee is a “specified employee” (as defined under Section 409A) as of the date of her separation from service, any installment of severance payments or benefits that would otherwise be payable within the six month period following such separation from service shall be delayed and paid on the first payroll period of the seventh month following her separation from service, with any remaining installments paid at the time set forth in the Agreement.  Employer makes no representation or warranty and shall have no liability to Employee or to any other person if the payments and benefits provided in the Agreement are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.

8.Disclosure of Information

. Employee agrees that she will not, during employment or any time after termination of employment hereunder, without authorization of Employer, and except as set forth in Section 10 below, disclose to, or make use of for herself or for any person, corporation or other entity, any files, videos, trade secrets, papers, photographs, presentations, recipes, specifications, drawings, salary structures, sources of income, business plans, minutes of meetings, contractual arrangements, or other confidential information concerning the business, clients, methods, operations, financing or services of Employer.  Trade secrets and confidential information shall mean information disclosed to Employee or known by her as a consequence of her employment by Employer, and not generally known to the restaurant industry.

9.Non-Compete

a..  In further consideration of the compensation to be paid to Employee hereunder, Employee acknowledges that in the course of her employment with Employer and its subsidiaries and affiliates she shall become familiar, and during her employment with Employer she has become familiar, with Employer’s trade secrets and with other confidential information concerning Employer and its predecessors and its subsidiaries and affiliates and that her services have been and shall be of special, unique and extraordinary value to Employer.  Therefore, Employee agrees that during her employment and for a period of one year following her last day of employment (hereafter referred to as the “Non-compete Period”), Employee shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business or enterprise identical to or similar to any such business which is engaged in by Employer, its subsidiaries or affiliates or any of their respective franchises, which shall include any restaurant business that derives more than 25% of its revenues from the sale of steak and steak dishes and which has an average guest check greater than $65, escalating by five percent (5%) per year, (the “Business”), as of the date of this Agreement and which is located in the United States, which shall for purposes of illustration and not limitation include the following chains and their parent companies, subsidiaries and other affiliates:  Morton’s Restaurant Group, The Palm, Smith & Wollensky, Del Frisco’s, Sullivan’s, The Capital Grille, Mastro’s and Fleming’s. Nothing herein shall prohibit Employee from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation that is publicly traded, so long as Employee has no active participation in the business of such corporation.  This restriction will not apply if Employee is employed as an officer of a business, including, but not limited to, a casino or hotel, that as an ancillary service provides fine dining as defined in this paragraph.  The term “ancillary” assumes that less than fifty-percent 50% of the business revenues are derived from its dining facilities.

b.During the Non-compete Period, Employee shall not directly or indirectly through another entity (i) induce or attempt to induce any non-hourly or management employee of Employer or any subsidiary or affiliate to leave the employ of Employer or such subsidiary or affiliate, or in any way interfere with the relationship between Employer or any subsidiary or affiliate and any employee thereof, (ii) hire any person who was an employee of Employer or any subsidiary or affiliate at any time during the Employment Period, unless such person responded to a general solicitation or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of Employer or any subsidiary or affiliate to cease doing business between any such customer, supplier, licensee or business relation and

Employer or any subsidiary or affiliate (including, without limitation, making any negative, derogatory or disparaging statements or communications regarding Employer or its subsidiaries, affiliates, employees or franchisees).

10.Scope of Disclosure Restrictions.  Nothing in this Agreement prohibits Employee from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies, filing a complaint with government agencies, or participating in government agency investigations or proceedings.  Employee is not required to notify Employer of any such communications; provided, however, that nothing herein authorizes the disclosure of information Employee obtained through a communication that was subject to the attorney-client privilege.  Further, notwithstanding Employee’s confidentiality and nondisclosure obligations, Employee is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

Surrender of Books and Records.  Employee acknowledges that all files, lists, books, records, photographs, videotapes, slides, specifications, drawings or any other materials used or created by Employee or used or created by Employer in connection with the conduct of its business, shall at all times remain the property of Employer and that upon termination of employment hereunder, irrespective of the time, manner or cause of said termination, Employee will surrender to Employer all such files, lists, books, records, photographs, videotapes, slides, specifications, drawings or any other materials.

11.Severability

.  If any provision of this Agreement shall be held invalid or unenforceable, the remainder of this Agreement shall, nevertheless, remain in full force and effect.  If any provision is held invalid or unenforceable with respect to particular circumstances, it shall, nevertheless, remain in full force and effect in all other circumstances.

12.Notice

.  All notices required to be given under the terms expressed hereunder shall be in writing, shall be effective upon receipt, and shall be delivered to the addressee in person or mailed by certified mail, returned receipt requested:

If to Employer, addressed to:

Ruth’s Hospitality Group, Inc.
1030 W. Canton Avenue, Suite 100

Orlando, FL 32789

Attn:  General Counsel

If to Employee, addressed to:

Susan L. Mirdamadi

at the address contained in records of the Employer as updated from time to time or such other address as a party shall have designated for notices to be given to her or it by notice given in accordance with this paragraph.

13.Governing Law and Resolution of Dispute

.  Employee’s terms of employment shall be governed by and construed in accordance with the laws of or applicable to the State of Florida.  Any dispute, controversy or claim arising out of or relating to Employee’s terms of employment, or the breach therefore, shall be resolved by arbitration conducted in accordance with the rules then existing of the American Arbitration Association, applying the substantive law of the State of Florida.  The parties further agree that any such arbitration shall be conducted in Orange County, Florida.

14.Waiver.  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

[Signatures appear on the following page]

The parties hereby agree that this Agreement shall be deemed executed and effective as of the 24th day of October, 2018.

RUTH’S HOSPITALITY GROUP, INC.

By:/s/ Cheryl J. Henry

Name:Cheryl J. Henry

Title:President & Chief Executive Officer

Date:10/25/18

SUSAN L. MIRDAMADI

By:/s/ Susan L. Mirdamadi

Susan L. Mirdamadi

Date:10/24/18

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